Oramed Pharmaceuticals Announces Launch of Phase 2B Clinical Trials in South Africa of its Oral Insulin Capsule

JERUSALEM, Israel – May 5, 2009 – Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced that Phase 2b clinical trials will commence this week on 30 Type 2 Diabetic volunteers. The study is intended to evaluate the safety, tolerability and efficacy of its oral insulin capsule ORMD-0801. OnQ Consulting, a clinical research organization (CRO) located in Johannesburg, South Africa, will oversee the clinical trials.  This trial is an important milestone for Oramed as it will test its first indication for ORMD-0801 on a large group of volunteers for the duration of six weeks.

This six week randomized, double blind placebo controlled study will be performed in three locations in Cape Town. The principle investigators of the study will be renowned South African Endocrinologists.

“We are pleased to begin this study of ORMD-0801 on Type 2 diabetes patients following our successful 2A clinical trials in August 2008.  This trial is an important milestone for Oramed as this is the first trial for ORMD-0801 on a larger group of volunteers for a longer duration.” said Oramed’s CEO, Mr. Nadav Kidron.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
Cell: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com